Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

MASTER SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made and entered into as of December 8, 2025, by and between Sterling Capital Funds (the “Trust”), on behalf of its series listed hereto on Exhibit C (each a “Fund”, and, collectively, the “Funds”), a trust company organized under the laws of the Commonwealth of Massachusetts (“Client”), and FilePoint EDGAR Services, LLC, a limited liability company formed under the laws of North Carolina (“FilePoint”).

WITNESSETH THAT:

WHEREAS, Client wishes to retain FilePoint to provide, or procure, certain services to Client in the manner and on the terms hereinafter set forth; and

WHEREAS, FilePoint is willing to furnish and/or arrange for such services on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of these promises and the mutual covenants and other considerations set forth in this Agreement, the adequacy of which is hereby acknowledged, and intending to be legally bound, Client and FilePoint mutually promise and agree as follows:

1.	Services. Client hereby retains the services of FilePoint and FilePoint hereby accepts such appointment to perform the services set forth in Exhibit A ("Services"), including: to perform services to support and maintain a webpage ("Web Page") for Client to display certain Fund(s) documents and ETF data points provided by Client (such Services which may include, without limitation, net asset value, performance, and holdings shall be set forth in Exhibit A) under the terms and conditions of this Agreement and any future statement of work entered into between FilePoint and Client. FilePoint hereby accepts such appointment and agrees to perform the Services under the terms and conditions of this Agreement. To the extent that FilePoint completes any EDGAR or typesetting services on behalf of Client, then the terms of this Agreement shall apply to such services.

2.	Responsibilities of FilePoint.

a. FilePoint shall provide, or cause to be provided by others, the Services set forth in Exhibit A hereof and any future statements of work, provided, however, that FilePoint may, from time to time, obtain at FilePoint’s own expense, the services of consultants or other third parties to perform part or all of FilePoint’s duties hereunder, and such parties may be affiliates of FilePoint.

b. The term “Affiliates” shall include any entities controlling, controlled by, or under common control with FilePoint. Notwithstanding the foregoing, the retention of a consultant or other third party by FilePoint to perform FilePoint’s duties hereunder shall not relieve FilePoint of any of FilePoint’s responsibilities under this Agreement. Nothing contained herein shall be deemed to require Client’s consent to obtain a subcontractor to provide a portion or all of the services set forth in this Agreement or any future statement of work provided that FilePoint gives Client written notice of the names and contact information of any such subcontractors and such subcontractors agree to be bound by terms substantially similar to the relevant provisions of this Agreement. For purposes of this agreement the term subcontractor shall include a service provider that FilePoint engages to provide the Services set forth in Exhibit A hereof and shall not include service providers (including but not limited to Microsoft) that FilePoint engages to assist FilePoint in FilePoint's provision of Services.

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3.	Design of Web Page and Website.

a. Project Planning Meetings. After both parties have executed this Agreement, the parties shall determine a mutually convenient time to discuss project planning and promptly engage in such planning.

b. Material Provided by Client. Client, or Client’s administrator or sub-administrator, shall be responsible for providing the data to be displayed on the Web Page and / or Website and both parties acknowledge and agree that such data shall include as minimum the types and formats of information set forth in Exhibit A ("Data"). Client acknowledges and agrees that it shall use and shall require any third party and / or administrator to use best efforts to ensure the accuracy of the Data provided. Client represents to FilePoint and unconditionally guarantees that any elements of the Data, text, graphics, photos, designs, trademarks, or other information furnished to FilePoint for inclusion in the Web Page and/ or Website are owned by Client, or that the Client has permission from the rightful owner to use (and permit FilePoint to use for purposes of the Web Page and / or Website) each of these elements, and will hold harmless, protect, and indemnify FilePoint, including without limitation any agents working on behalf of FilePoint, from any claim or suit arising from the use of such elements furnished by Client or a third party on Client’s behalf. Under no circumstances shall FilePoint be liable for any of the Data shown on or linked to the Web Page and / or Website provided that FilePoint displays the Data it receives from Client for inclusion on the Website, unless FilePoint engages in gross negligence, willful misconduct or reckless disregard in displaying such information.

c. Maintenance. To the extent Client wishes to make changes to the Web Page and/ or Website, this Agreement shall govern all such changes. In the event that the parties enter into any future work orders, all provisions of this Agreement shall apply to the work order, except that if any provision of the work order conflicts with a provision of this Agreement, the provision of the work order shall prevail.

d. Use of Third-Party Firewall. FilePoint may, in its sole discretion, utilize third parties to assist in providing Web Page firewall services.

4.	Ownership, Rights and Usage of the Web Page and/ or Website.

a. Proprietary Rights of Client. Client hereby owns all right, title, and interest in and to the WebPage and Website, except as otherwise provided in this Agreement. Client hereby grants to FilePoint a non-exclusive, worldwide, irrevocable, transferrable, royalty-free license to use, edit, modify, adapt, translate, exhibit, publish, transmit, participate in the transfer of, reproduce, create derivative works from, distribute, perform, display and otherwise use the Web Page and Website code, including source code and object code, (the “Code”) for the sole and exclusive purpose of developing, modifying, adapting, hosting and supporting the Web Page and Website for the term of this Agreement.

b. Proprietary Rights of FilePoint. Notwithstanding anything to the contrary herein, FilePoint shall retain: (i) all know-how, methodologies, equipment or processes used by FilePoint to provide the services to Client, including without limitation any proprietary rights therein, and shall be permitted to create similar web pages and / or websites for other clients; (ii) all intellectual property owned or licensed by FilePoint (a) before starting the services under this Agreement, or (b) independent of the services under this Agreement; and (iii) any derivatives, modifications, or enhancements of the materials described in (i) or (ii) of this Section 4(b) (“FilePoint Materials”). Client will not own or acquire any right, title, or interest to the FilePoint Materials under this Agreement, provided, however, in the event that FilePoint Materials are incorporated into the Web Page and Website, FilePoint grants to Client the right and license to use the FilePoint Materials solely in connection with the use of the Web Page and / or Website in accordance with the terms and conditions of this Agreement. Client acknowledges and agrees that FilePoint is in the business of designing and hosting web pages and websites, and that FilePoint shall have the right to provide competing third parties services which are the same or similar to the services being provided to Client under this Agreement, and to use or otherwise exploit any FilePoint Materials in providing such services.

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5.	Services Not Exclusive. The Services furnished by FilePoint hereunder are not to be deemed exclusive, and FilePoint shall be free to furnish similar services to others.

6.	Allocation of Charges and Expenses. FilePoint shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement.

7.	Compensation. For the Services provided and the expenses assumed by FilePoint pursuant to this Agreement, Client will pay, or cause to be paid, to FilePoint the fees and expenses as set forth on Exhibit B attached hereto. In addition, FilePoint shall be entitled to reimbursement of actual out-of-pocket expenses reasonably incurred by FilePoint on behalf of Client for those expenses for which Client is responsible for paying, provided however that such expenses shall be approved in writing by Client prior to being incurred. FilePoint shall be entitled to additional compensation for any special projects or services not included herein and requested by Client, such projects and services and FilePoint’s compensation to be mutually agreed upon in writing.

8.	Indemnification and Limitation of Liability.

a. Limitation of Liability. The duties of FilePoint shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against FilePoint hereunder. FilePoint shall not be liable for any loss, damage or liability related to or resulting from the placement, investment or reinvestment of assets of Client or the acts or omissions of Client or any other third party subject to separate agreements with Client, unless and only to the extent that FilePoint would be liable pursuant to the next following sentence. Except and only to the extent as provided in Section 8(c) hereof, FilePoint shall not be liable for any error of judgment or mistake of law or for any loss or damage suffered by Client in connection with its performance of this Agreement, any investment, any act or omission of FilePoint in carrying out its duties hereunder or any agreement with a third party. As used in this subsection (a) and in subsection (b) hereof, the term “FilePoint” shall include directors, officers, employees, and other agents of FilePoint, as well as FilePoint itself.

b. Indemnification of FilePoint. Except as provided in subsection 8(c) hereof, FilePoint shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part or reckless disregard by FilePoint of its obligations under this Agreement. In no event shall FilePoint be liable for (i) reasonably acting in accordance with instructions or specifications (including without limitation, written email) from Client or any agent of Client, or (ii) the acts or omissions of Client’s nominees, correspondents, designees, agents or subagents, (iii) or damages resulting from use of any of the Data.

I. Client, on behalf of itself and each Fund, shall indemnify, defend and hold FilePoint harmless against any and all claims, losses, liabilities, damages, fines, penalties, interest and expenses arising from or in connection with this Agreement or the performance of its duties hereunder; provided, however, that nothing contained herein shall require that FilePoint be indemnified for its gross negligence, willful misconduct or reckless disregard of its obligations under this Agreement.

II. FilePoint may consult with and obtain written advice (including without limitation written email) from agents authorized by Client to act on behalf of Client, including auditors and legal counsel, and FilePoint shall not incur any liability in acting in good faith in accordance with the reasonable written advice and opinion of such agents.

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III. FilePoint’s duties and responsibilities are solely those set forth in this Agreement, including the Exhibits hereto, and any future statement of work, and FilePoint shall not be obligated to perform any Services or take any action not provided for herein unless specifically agreed to by FilePoint in writing. Nothing contained herein shall cause FilePoint to be deemed a trustee or fiduciary for or on behalf of Client.

IV. FilePoint shall not be liable for, nor shall it be considered in breach of this Agreement due to any failure or delay in the performance of its obligations under this Agreement arising out of or caused directly or indirectly by circumstances beyond its reasonable control including, without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, riots, loss or malfunction of utilities or communications services, labor disputes, or acts of civil or military authorities; provided that FilePoint at the time of such circumstances has a functioning and operational business continuity plan that meets its industry's standards.

V. Neither FilePoint nor any of its employees shall be liable in contract, in tort (including negligence) or otherwise for damage to or loss of property or equipment, loss of profits or revenue, claims of Client or any third parties, including without limitation customers of Client (“Customers”), or for any special, punitive, multiple, indirect or incidental or consequential damages resulting from such third parties and / or Client’s use of (or inability to use) the Web Page and/ or Website. Client, on behalf of itself and each Fund, shall indemnify, defend and hold harmless FilePoint from all charges, losses, expenses, damages, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and costs) that arise directly or indirectly out of errors or defects in the Services, including without limitation the Web Page and/or Website, except to the extent caused by FilePoint or its sub-contractor’s misconduct, or negligence.

VI. Client, on behalf of itself and each Fund, agrees that if use of the Web Page and/ or Website gives rise to any third-party claim against Client or FilePoint (or any of FilePoint’s Affiliates), it will: (i) indemnify and hold harmless FilePoint (including any of FilePoint’s Affiliates) with respect to any such claim, (ii) release FilePoint (and any of FilePoint’s Affiliates) from any such claim and (iii) waive all laws that may limit the efficacy of such release, provided, however, that nothing contained herein shall require that FilePoint or FilePoint’s Affiliates be so indemnified or released for its or their gross negligence, willful misconduct or reckless disregard of its or their obligations. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, UNDER NO CIRCUMSTANCES SHALL FILEPOINT’S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT OF FEES RECEIVED BY FILEPOINT UNDER THIS AGREEMENT DURING THE YEAR IN WHICH THE CLAIM ARISES.

c. Indemnification of Client by FilePoint. FilePoint agrees to indemnify and hold harmless Client from any and all claims, losses, liabilities, damages, fines, penalties, interest and expenses, incurred by Client in connection with the defense or disposition of any matter related to or resulting from any willful misconduct or gross negligence on the part of FilePoint in the performance of its duties under this Agreement or reckless disregard by FilePoint of its obligations under this Agreement.

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e. Sterling Capital Fund. The names “Sterling Capital Funds” and “Trustees of Sterling Capital Funds” refer respectively to the Trust created under, and the Trustees, as trustees but not individually or personally, acting from time to time under, an Amended and Restated Agreement and Declaration of Trust dated as of August 27, 2025, as amended, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund of the Trust shall be enforceable against the assets of that Fund only, and not against the assets of the Trust generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of that Fund.

f. Other Series of the Trust. No series of the Trust not listed in Exhibit C shall be liable to FilePoint for any reason solely in connection with this Agreement and the Trust shall be liable only to the extent a Series listed in Exhibit C is liable.

9.	Warranties.

a. Each party represents and warrants to the other party that (a) such party is a limited liability company or statutory business trust (or other business entity) validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, (b) such party has the authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, (c) such party’s execution and delivery of this Agreement, its performance of its obligations hereunder and its consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action under the laws of its jurisdiction of organization or incorporation and its organizational documents, (d) this Agreement has been duly executed and delivered by such party and constitutes such party’s legal, valid and binding obligation, enforceable against such party in accordance with its terms and (e) neither such party’s execution and delivery of this Agreement, such party’s performance of its obligations hereunder, nor such party’s consummation of the transactions contemplated hereby will violate or conflict with, or result in a breach or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such party is a party or by which such party or its properties are bound.

b. THERE ARE NO WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. CLIENT BEARS THE RISK OF USING THE WEB PAGE AND WEBSITE (AND PERMITTING USERS TO USE THE WEB PAGE AND / OR WEBSITE) AND FILEPOINT GIVES NO EXPRESS WARRANTIES, GUARANTEES, OR CONDITIONS.

10.	Duration and Termination. This Agreement shall be effective as of the date first above written (the "Effective Date") and shall thereafter continue in force for twelve (12) months until the anniversary of the Effective Date and shall automatically renew on each anniversary of the Effective Date (together, the "Term"), unless earlier terminated as herein provided. This Agreement may be terminated at any time by FilePoint or by Client without payment of any penalty by giving not less than sixty (60) days' prior written notice to the other party hereto. Notwithstanding the foregoing, Client shall be responsible for paying FilePoint the fees set forth in Exhibit B hereof while this Agreement is in effect (including any unpaid fees for services provided prior to termination of this Agreement) and shall not be entitled to a reimbursement. Upon termination of this Agreement under this Section 10, FilePoint and Client agree to cooperate in good faith in transferring records, information necessary relating to Client's website and other information in FilePoint' s possession relative to Client to Client and in otherwise assisting Client with migrating its Web Page (as defined in Exhibit A) to another web service provider and wrapping up their relationship under this Agreement in a commercially reasonable manner, and Client shall pay to FilePoint such compensation as may be due to FilePoint under this Agreement, including any out-of-pocket reimbursements due and payable hereunder. In addition to the preceding termination provisions, FilePoint may terminate this Agreement by providing fifteen (15) days prior written notice if Client breaches Section 9 (Warranties) of this Agreement. In the event that Client does not pay FilePoint the fees owed pursuant to Exhibit B hereof within thirty (30) days of such fees being due, then FilePoint may terminate this Agreement upon providing fifteen (15) days’ notice. Subject to the mutual obligation above to cooperate in good faith upon termination of the Agreement in transferring records, information necessary relating to Client's website and other information in FilePoint's possession relative to Client to Client and in otherwise assisting Client with migrating its Web Page, Client agrees and acknowledges that FilePoint has no obligation to retain any of Client’s records or copies thereof, and may, at FilePoint’s sole option, delete such records upon expiration or termination of this Agreement.
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11.	Compliance with Legal and Regulatory Requirements Applicable to the Web Page.

a. Client is responsible for notifying FilePoint of any legal requirements applicable to the Web Page and/ or Website or use thereof, including without limitation the Americans with Disabilities Act and for maintaining any disclosures required regulatory requirements and / or state, federal, or international law. If updates to the Web Page and/ or Website are required to ensure compliance with legal or regulatory requirements applicable to the WebPage and / or Website, then Client shall bear sole responsibility for engaging legal counsel to advise FilePoint of such updates. FilePoint shall not, under any circumstances, be liable for any damages resulting from noncompliance with legal or regulatory requirements.

b. Client agrees that it shall not use the Web Page and/ or Website to collect or process any information of individuals in the European Union (“EU”) and / or take any actions that would subject the Web Page and / or Website and / or FilePoint to the General Data Protection Regulation (GDPR) or any other state or federal law governing collection of personally identifiable information. Notwithstanding the foregoing, in the event that the Web Page and/ or Website is used to process personal information of an individual located in the EU and / or FilePoint and / or Client becomes subject to the terms of GDPR, then Client shall bear sole responsibility for notifying FilePoint and covering any costs or expenses arising from or related to compliance or noncompliance of GDPR, including but not limited to any fines FilePoint incurs due to the Web Page and/ or Website or the use thereof.

12.	Amendment. The Exhibits attached hereto may be amended from time to time by mutual written agreement of the parties.

13.	Confidentiality. During the course of the relationship between the parties hereto, FilePoint and Client may disclose to each other confidential and/or proprietary information, including: trade secrets, data, designs, inventions, financial information, business and marketing plans, SOC audit reports, confidential portfolio holdings, information requested as part of Client’s (or its designee’s) due diligence review of FilePoint, and other technical, strategic planning and/or business information, in written, verbal and/or electronic form all or part of which relate to their past, present and future research, development, business, financial and commercial operations (the “Confidential Information"). The term “Confidential Information” shall be interpreted as broadly as possible; provided that it shall not include information that is: (i) in or becomes part of the public domain other than by disclosure by the receiving party in violation of this Agreement; or (ii) information which such party is required to disclose as a result of a subpoena or other legal process (subject to the terms of subsection (c) below); or (iii) information or Data that Client (or a third party on Client’s behalf) provides to FilePoint for inclusion on the Web Page and/or Website or to provide another service that requires disclosure and / or Website.
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a. The Confidential Information provided by each party shall be deemed to be confidential and proprietary information of the disclosing party. Both FilePoint and Client shall treat all Confidential Information disclosed or revealed by the other party to this Agreement (the “disclosing party”) as strictly confidential and shall not use such Confidential Information in any way or for any purpose at any time in any location other than in connection with performing their duties hereunder. To the extent that FilePoint discloses, or provides for the disclosure of, Confidential Information or Trade Secrets of FilePoint’s Affiliate(s) (including one or more persons or entities directly or indirectly controlled by, controlling or under common control with FilePoint), such Affiliate shall be a third-party beneficiary with respect to the confidentiality provisions of this Agreement and shall be entitled to enforce such provisions as its interests may warrant. Neither party shall divulge or reveal Confidential Information to others without the prior written consent of the disclosing party. Notwithstanding anything to the contrary herein, none of the information provided by Client to be posted on the Web Page and/ or Website shall be deemed to be Confidential Information.

b. The receiving party agrees that, except as otherwise permitted by this Agreement, the Confidential Information will only be divulged to its employees and service providers with a need to know for the purpose of performing the Services for the other party hereto in connection with the arrangements and agreements between the parties (the "Permitted Persons") and will only be used by the receiving party and its Permitted Persons in connection with the arrangements and agreements between the parties. The receiving party shall use the same degree of care in its handling of the Confidential Information as it uses with regard to its own proprietary information, with not less than a reasonable degree of care, in order to prevent the unauthorized or inadvertent disclosure, use or publication of the Confidential Information. The receiving party agrees to be responsible for any breach of this Agreement by the Permitted Persons and will not permit any of the Permitted Persons to divulge, use or publish any Confidential Information except in accordance with the terms of this Agreement. The receiving party may disclose the Confidential Information to the extent required by law, regulation or order of a court or regulatory authority; provided that the receiving party adheres to the following to the extent legally permissible: (i) provides the disclosing party with prompt written notice of the requirement; (ii) discloses only the portion of the Confidential Information that is requested; and (iii) treats all other Confidential Information in accordance with this Agreement for all other purposes.

c. In the event of unauthorized disclosure, the receiving party shall notify the disclosing party as required by applicable law. The receiving party shall cooperate with any and all efforts of the disclosing party to help the disclosing party regain possession of Confidential Information and prevent its further unauthorized use. The failure of any party to enforce any right or remedy hereunder, or to enforce any such right or remedy promptly, shall not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other Party from its obligations hereunder. Any waiver of such right or remedy by any party hereto must be in writing and signed by the party against whom such waiver is sought to be enforced.

d. FilePoint makes no representation or warranty as to the accuracy or completeness of the Confidential Information it provides. Neither FilePoint nor its officers, directors, employees, agents or controlling persons will have any liability to the receiving party and its representatives relating to or arising from the receiving party's use of FilePoint’s Confidential Information.

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14.	Notice. All notices required or permitted under this Agreement shall be in writing (including by electronic mail) and shall be deemed to have been received as follows: (a) if delivered in person, upon receipt by an officer of the party to which notice is being given; (b) if by email, upon acknowledgment of receipt of the email or with an automatic “read receipt” by an officer of the party to which notice is being given; or (c) if by mail, within three (3) days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows or to such other addresses as the parties may specify in writing:

To Client:

Sterling Capital Funds

(on behalf of series listed in Exhibit C)

434 Fayetteville Street, Suite 500

Raleigh, NC 27601

Attn: Todd Miller, Treasurer

Email: tmmiller@sterlingcapital.com

To FilePoint:

FilePoint EDGAR Services, LLC

Attn: Legal Department

1330 St. Mary's Street, Suite 400

Raleigh, NC 27605

Email: legal@filepoint.com

If more than one form of delivery is used, then notice shall be deemed to have occurred upon the date of the earliest effective delivery

15.	Delivery of Documents and Other Information. Upon request, Client or its designee shall provide FilePoint with the necessary documents, records and other information to enable FilePoint to perform its duties and obligations under this Agreement. In addition, Client shall endeavor to provide FilePoint with any amendments to, or other changes in, such documents, records or other information in a reasonable time prior to such amendments or changes becoming effective. Client and FilePoint also agree to cooperate with each other in making necessary systems and software modifications to enable FilePoint to perform its duties and obligations under this Agreement. FilePoint may act in reliance on instructions of and information provided by Client’s authorized persons, including without limitation the individuals listed on Exhibit D attached hereto who are identified as having actual or apparent authority for the series listed on Exhibit C.

16.	Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed will be deemed to be an original, but the counterparts will together constitute one and the same instrument.

17.	Successors and Assigns. This Agreement, and the rights and obligations of the parties hereto, shall be binding on, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided that no other third party shall be deemed a beneficiary of this Agreement. Additionally, no third parties shall have the right to make any claim or assert any right under it.

18.	Reserved.

19.	Governing Law; Venue. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND ALL DISPUTES HEREUNDER SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NORTH CAROLINA, EXCLUDING ITS CONFLICT OF LAWS RULES. The United Nations Convention on Contracts for the International Sale of Goods is hereby excluded in its entirety from application to this Agreement. The parties agree that the judicial forum for any actions or proceedings brought relating to this Agreement shall exclusively be the federal or state courts located in Wake County, North Carolina, as appropriate, and that no other court in any other country or state will have jurisdiction or venue as to any legal action brought to enforce, interpret, or recover damages for a breach of this Agreement.
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20.	Construction.

a.	If any provision of this Agreement, or portion thereof, shall be determined to be void or unenforceable by any court of competent jurisdiction, then such determination shall not affect any other provision of this Agreement, or portion thereof, all of which other provisions and portions thereof shall remain in full force and effect. If any provision of this Agreement, or portion thereof, is capable of two interpretations, one of which would render the provision, or portion thereof, void and the other of which would render the provision, or portion thereof, valid, then the provision, or portion thereof, shall have the meaning that renders it valid. In addition, the language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. This Agreement may be executed in one or more counterparts, each of which when so executed will be deemed to be an original, but the counterparts will together constitute one and the same instrument.

b.	Unless the context of this Agreement requires otherwise, the plural includes the singular, the singular includes the plural, the part includes the whole and “including” has the inclusive meaning of “including without limitation.” The words “hereof,” “herein,” “hereby,” “thereunder,” and other similar terms in this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement.

c.	Conflict. In the event of a conflict between the terms of this Agreement and the terms of a statement of work, then the terms of the statement of work shall govern solely with respect to the services performed under the statement of work and shall not be deemed to modify this Agreement. Where a statement of work is silent pursuant to terms and conditions of this Agreement, the terms and conditions of this Agreement shall take precedence.

21.	Relationship of the Parties. FilePoint shall be providing all Services hereunder as an independent contractor. Nothing herein contained shall be deemed or construed to create a partnership, franchise, joint venture, or a principal-agent or employer-employee relationship between the parties hereto, or to create any relationship other than that of an independent contractor. The Services of FilePoint are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of Client or any other person.

22.	Compliance with Laws. Subject to Section 11, each of the parties hereto agrees to comply in all material respects with all the laws, rules, and regulations applicable to the operation of their respective businesses.

23.	Headings Not Controlling. The headings in this Agreement are for convenience and reference only and are not part of the substance of this Agreement.

24.	Survivability. The provisions contained in Section 2(b), 3, 4 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 23, 24, and 25 shall survive the expiration or other termination of this Agreement, and shall be deemed to include and protect Client and FilePoint and their respective members, directors, officers, employees, shareholders, members, managers and agents and shall inure to the benefit of their respective successors, assigns and personal representatives. However, nothing in this paragraph 24, and in particular the reference to the survivability of section 7 of this Agreement, which is related to Compensation, shall be interpreted to mean that Client has any obligation to pay the fees specified in Exhibit B with respect to any time period after the effective date of the expiration or termination of this Agreement, so long as Client has paid in full all fees due for Services provided under this Agreement.
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25.	Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers effective as of the date indicated above.

FilePoint EDGAR Services, LLC		Sterling Capital Funds

By:		By:

Name:	Manning Peeler	Name:	Todd M. Miller

Title:	General Counsel	Title:	Treasurer & Secretary

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Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

Exhibit A

SERVICES TO BE PROVIDED BY FILEPOINT

FilePoint EDGAR Services, LLC (“FilePoint”) shall provide, or cause to be provided by others, the following Services to the funds listed in Exhibit C in accordance with the Services Agreement (the “Agreement”) between Sterling Capital Funds (“Client”), and FilePoint, to which this Exhibit A is attached:

ETF Web Page Services

FilePoint will provide the following Services for the Web Page (as defined in the Agreement). Client is responsible for notifying FilePoint of any applicable laws, rules, regulations, or data updates that apply to use or publication of the Web Page. FilePoint hereby acknowledges that Client has notified FilePoint that any Web Pages it creates, converts, maintains, edits or updates pursuant to this Agreement must comply with the Americans with Disabilities Act. Notwithstanding the foregoing, Client must notify FilePoint of any changes to the Americans with Disabilities Act that would impact the Services.

a. Domain Name. Unless agreed upon by the parties in writing, Client is responsible for obtaining and registering a domain name for the Web Page. The domain name shall be registered in the name of and owned by Client.

b. Web Page Creation/Conversion and Maintenance. FilePoint will perform services to create/convert the Web Page according to the design submitted by the Client (or a marketing consultant engaged by Client) and maintain the Web Page. The Web Page shall contain fund disclosures provided by the Client and a link to the data feed (“Data Feed”) provided by the Client, the Client’s administrator, and / or other third party identified by the Client (“Data Feed Provider”) containing information which may include but is not limited to the Fund’s:

●	Current net asset value per share, market price, and premium or discount, each as of the end of the prior business day;
●	Performance;
●	Premium discount values ( expressed as a percentage);
●	Median bid-ask spread;
●	Ticker symbol (if applicable) or CUSIP ( or other identifier) if applicable; and/or
●	Description of holdings;
●	Quantity of each security or other asset held ( e.g., shares)
●	Weight in the portfolio ( expressed as a percentage);
●	A table showing the number of days the Fund's shares traded at a premium or discount during the most recently completed calendar year and the most recently completed calendar quarters since that year (or the life of the Fund, if shorter);
●	A line graph showing Fund's share premiums or discounts for the most recently completed calendar year and the most recently completed calendar quarters since that year ( or the life of the Fund, if shorter); and/ or
●	Other information required to by the SEC.

Without limiting the terms set forth in the Agreement, the Client’s Data Feed Provider shall be solely responsible for providing the Data Feed to Client and / or FilePoint, including without limitation any errors, corruption, incorrect or missing fields in the Data Feed. The Data Feed shall be provided in a consistent, structured format (including XML, CSV, JSON, or such other formats agreed upon by FilePoint) and transmitted via sFTP or other such transmission formats agreed to by Client and FilePoint.

CONFIDENTIAL

c. Web Page Maintenance and Editing. FilePoint will update the Web Page upon receiving an updated Data Feed from the Data Feed Provider. Changes to design after the initial launch of the Web Page must be submitted in accordance with the Notice Section contained in this Agreement and/or as agreed upon by FilePoint in writing, provided that such requests are “minor edits”, which shall be determined in the sole discretion of FilePoint. Generally, FilePoint will deem small text edits to be minor edits. FilePoint shall cause the Web Page to display the median bid-ask spread of each Fund during the course of each day such Fund's shares trade on an exchange, expressed as a percentage rounded to the nearest hundredth based on information provided by the Client's administrator.

d. Hosting. Upon request, FilePoint will host the web page for which FilePoint is engaged to provide these services. Client is responsible for hosting all other web pages of Client’s website

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CONFIDENTIAL

Exhibit B

FILEPOINT COMPENSATION SCHEDULE

For the services delineated in this Agreement, FilePoint shall be compensated and paid by Client the fees and expenses specified below.

[REDACTED]

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CONFIDENTIAL

Exhibit C

LIST OF FUNDS

Sterling Capital Ultra Short Duration Bond ETF*

Sterling Capital Short Duration Bond ETF*

Sterling Capital National Municipal Bond ETF

Sterling Capital Multi-Strategy Income ETF

Sterling Capital Equity Premium Income ETF

Sterling Capital Enhanced Core Bond ETF**

*	To be added upon completion of mutual fund to ETF reorganization, within the Sterling Capital Funds, anticipated to occur during Q1 2026.

**	To be added upon completion of fund reorganization from Capitol Series Trust to Sterling Capital Funds, anticipated to occur during Q1 2026.

Contact:

Sterling Capital Management LLC

434 Fayetteville St. Suite 500

Raleigh, NC 27601

Email: tmmiller@sterlingcapital.com

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CONFIDENTIAL

Exhibit D

LIST OF AUTHORIZED PERSONS

In addition to officers with actual and apparent authority, the following individuals serve in the following positions with Client, and each has been duly appointed by Client to each such position. Each such person is authorized to give written (including, without limitation, written email) or oral instructions or written (including, without limitation, written email) or oral specifications by or on behalf of Client to FilePoint.

Name	Position	Email
Todd Miller	Executive Director	tmmiller@sterlingcapital.com
Jim Gillespie	Managing Director	jgillespie@sterlingcapital.com
Michelle Whalen	Director	mwhalen@sterlingcapital.com

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